Exhibit 8.1

September 22, 2008

Bunge Limited

50 Main Street

White Plains, New York 10606

Ladies and Gentlemen:

We are acting as United States federal income tax counsel (“Tax Counsel”) for Bunge Limited, an exempted limited liability company organized and existing under the laws of Bermuda (“Parent”), in connection with the merger (the “Merger”) of Bleecker Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), with and into Corn Products International, Inc., a Delaware corporation (the “Company”).  The Merger will be consummated under the laws of the State of Delaware and in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of June 21, 2008, as amended (as so amended, the “Merger Agreement”), among Parent, Merger Sub and the Company.  Parent is filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, a registration statement on Form S-4 (the “Registration Statement”) with respect to the common shares of Parent to be issued to holders of shares of the common stock of the Company pursuant to the Merger.

In our capacity as Tax Counsel, we have reviewed the Merger Agreement, including the Exhibits thereto, the Joint Proxy Statement — Prospectus constituting part of the Registration Statement (the “Joint Proxy Statement/Prospectus”), and such other documents and corporate records as we have deemed necessary or appropriate.  We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and the parties have complied with, and, if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement.  We have further assumed that the statements as to factual matters contained in the Joint Proxy Statement/Prospectus as of the date hereof are true, correct and complete, and will continue to be true, correct and complete through the effective time of the Merger.

Based upon and subject to the foregoing, we hereby confirm that the discussion contained in the Joint Proxy Statement/Prospectus under the caption “THE MERGER — Material United States Federal Income Tax Consequences of the Merger and the Ownership of Bunge Common Shares Received by Corn Products Stockholders,” insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, constitutes accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the representations relied upon by us in rendering the opinion described herein.  Furthermore, our opinion is based upon current United States federal income tax law and administrative practice and, if there are any subsequent changes in such law or practice or in the facts and circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us; however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP